Exhibit 99.1

PRESS RELEASE  FOR IMMEDIATE RELEASE

Omaha, Nebraska

November 1, 2019

CONTACT:

Craig Allen

Chief Financial Officer

(800) 283-2357

America First Multifamily Investors, L.P. Reports Total Revenues of $14.9 million in Third Quarter 2019

Omaha, Nebraska – On November 1, 2019, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) reported the following results:

As of and for the three months ended September 30, 2019:

•	Total revenues of $14.9 million,
•	Net income, basic and diluted, of $0.13 per Beneficial Unit Certificate (“BUC”),
•	Cash Available for Distribution of $0.21 per BUC,
•	Total assets of $1.0 billion, and
•	Total Mortgage Revenue Bond (“MRB”) investments of $777.3 million.

For the nine months ended September 30, 2019:

•	Total revenues of $46.9 million,
•	Net income, basic and diluted, of $0.26 per BUC,
•	Cash Available for Distribution of $0.39 per BUC.

The Partnership reported the following notable transactions during the third quarter of 2019:

•	Increased its Investment in unconsolidated entities by approximately $1.0 million,
•	Net repayment on unsecured lines of credit of $10.0 million,
•	Repayment of Tender Option Bond (“TOB”) Trust financings and Term TOB Trust Financings of approximately $71.7 million, and
•	Repayment of Term A/B Trust financings of approximately $10.5 million.

During the third quarter of 2019, the Partnership entered into eight TOB Trust financings of approximately $104.1 million with Mizuho Capital Markets secured by MRBs and PHC Certificates.  “With Mizuho, the Partnership now has debt financing relationships with three investment banks,” said Chad Daffer, Chief Executive Officer of the Partnership.

In September 2019, the membership interests of Vantage at Panama City Beach were sold to an unrelated third party. The Partnership received cash of approximately $22.7 million upon sale. The Partnership recognized approximately $547,000 of investment income and approximately $10.5 million of gain on sale of investment in an unconsolidated entity associated with the sale.  “This represents the fourth redemption of our investment in the Vantage projects,” said Daffer.  “These investments have resulted from our desire to align ourselves with high quality developers for the benefit of our BUC holders.”

In July 2019, the Partnership entered into amendments to its Series M-024 and M-033 Tax-Exempt Bond Securitization (“TEBS”) programs (“TEBS Financings”) with the Federal Home Loan Mortgage Corporation (“Freddie Mac”). The amendments resulted in a conversion from variable interest rates to fixed interest rates for the M-024 and M-033 TEBS Financings.  In addition, the Partnership extended the term of its M-024 and M-033 TEBS Financings to May 2027 and September 2030, respectively.  As of closing, the total stated interest rate of the M-024 and M-033 TEBS Financings was approximately 3.05% and 3.24% per annum, respectively.

The amount of the remarketed M-024 Class A TEBS Certificates was approximately $41.1 million and the M-024 Class B TEBS Certificates, with a total value of approximately $20.3 million, were retained by the Partnership.  The amount of the remarketed M-033 Class A TEBS Certificates was approximately $31.6 million and the M-033 Class B TEBS Certificates, with a total value of approximately $21.1 million, were retained by the Partnership.

“The conversion of these TEBS Certificates from variable to fixed rates and the extension of their maturity dates further insulates the Partnership against rising interest rates,” said Daffer.  “This is a continuation of our efforts to transform the Partnership’s debt financing from variable to fixed rate debt.”

In July 2019, the Partnership entered into a Sixth Amendment to Credit Agreement (the “Sixth Amendment”) with Bankers Trust Company (“Bankers Trust”) which modifies certain provisions of the Credit Agreement between the Partnership and Bankers Trust dated May 14, 2015, as amended. The amendment extends the maturity date of the Partnership’s $50 million unsecured, non-operating line of credit (“Non-operating LOC”) to June 2021. The Partnership also entered into an updated Revolving Line of Credit Note that includes new terms regarding potential replacement of the LIBOR rate-based component of the interest rate.

“The extension of the maturity date of the Partnership’s $50 million Non-operating LOC continues to demonstrate Bankers Trust’s confidence in the Partnership’s performance,” said Daffer.

Additionally, in July 2019, Bankers Trust extended the maturity date of the Partnership’s $10.0 million unsecured, operating line of credit to June 2021.

Disclosure Regarding Non-GAAP Measures

This report refers to Cash Available for Distribution (“CAD”), which is identified as a non-GAAP financial measure.   We believe CAD provides relevant information about our operations and is necessary, along with net income, for understanding our operating results.  Net income is the GAAP measure most comparable to CAD.  There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies.  Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure and should not be considered as an alternative to net income that is calculated in accordance with GAAP, or any other measures of financial performance presented in accordance with GAAP.  See the table at the end of this press release for a reconciliation of our net income as determined in accordance with GAAP and our CAD for the periods set forth.

Earnings Webcast/ Conference Call

The Partnership will host a Webcast/Earnings Call for Unitholders on Tuesday, November 5, 2019, at 4:30 p.m. Eastern Time to discuss its Third Quarter 2019 results.  Participants can access the Third Quarter 2019 Earnings Conference Call in one of two ways:

•	Webcast link: https://edge.media-server.com/mmc/p/prmpoz5f for registration on Tuesday, November 5, 2019, approximately 30 minutes prior to the start of the earnings call, or

•

Participants may dial 1-855-854-0934, (International Participants may dial 1-720-634-2907), Conference ID# 1396479 ten minutes before the earnings call is scheduled to begin, to listen to the audio portion only.

Following completion of the earnings call, a recorded replay will be available on the Partnership’s Investor Relations website at www.ataxfund.com.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cash Available for Distribution (“CAD”)

The following table shows the calculation of CAD (and a reconciliation of the Partnership’s net income, as determined in accordance with GAAP, to CAD) for the three and nine months ended September 30, 2019 and 2018.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$9,707,903	$17,883,055	$20,045,906	$27,225,480
Change in fair value of derivatives and interest rate derivative amortization	68,333	(91,679)	458,141	(1,088,060)
Depreciation and amortization expense	743,503	864,600	2,384,115	2,692,731
Impairment of securities	-	309,958	-	1,141,020
Impairment charge on real estate assets	75,000	150,000	75,000	150,000
Amortization of deferred financing costs	745,457	409,420	1,476,463	1,304,879
RUA compensation expense	3,265,677	622,227	3,636,091	1,372,384
Deferred income taxes	(82,167)	-	(138,331)	34,000
Redeemable Series A Preferred Unit distribution and accretion	(717,762)	(717,763)	(2,153,288)	(2,153,288)
Tier 2 Income distributable to the General Partner (1)	(1,264,949)	(2,074,381)	(2,017,974)	(2,074,381)
Bond purchase premium (discount) amortization (accretion), net of cash received	(24,532)	(3,513)	(64,970)	(11,419)
Total CAD	$12,516,463	$17,351,924	$23,701,153	$28,593,346

Weighted average number of BUCs outstanding, basic	60,519,542	59,907,123	60,457,299	59,989,585
Net income per BUC, basic	$0.13	$0.25	$0.26	$0.38
Total CAD per BUC, basic	$0.21	$0.29	$0.39	$0.48
Distributions declared, per BUC	$0.125	$0.125	$0.375	$0.375

(1)

As described in Note 3 to the Partnership’s condensed consolidated financial statements, Net Interest Income representing contingent interest and Net Residual Proceeds representing contingent interest (Tier 2 income) will be distributed 75% to the limited partners and BUC holders, as a class, and 25% to the General Partner. This adjustment represents the 25% of Tier 2 income due to the General Partner.

For the three months ended September 30, 2019, Tier 2 income consisted of $10.5 million gain on sale related to the Partnership’s investment in Vantage at Panama City Beach. For the three months ended September 30, 2018, Tier 2 income consisted of $4.2 million of contingent interest from Lake Forest and a $4.1 million gain on sale of the Jade Park MF Property.

For the nine months ended September 30, 2019, Tier 2 income consisted of $3.0 million of contingent interest realized on redemption of the Vantage at Brooks, LLC property loan and $10.5 million gain on sale related to the Partnership’s investment in Vantage at Panama City Beach. For the nine months ended September 30, 2018, Tier 2 income consisted of $4.2 million of contingent interest from Lake Forest and a $4.1 million gain on sale of the Jade Park MF Property.